FOR IMMEDIATE RELEASE
---------------------

Media Contact:                               IR CONTACT:
Susan Kraus, 781-865-3511                    George Lieb, 781-865-4121
Vaughn Harring, 781-865-4499                 Ed Harper, 781-865-7574
                                             INDIVIDUAL INVESTORS:
                                             Arleen Llerandi, 781-865-3544

                                                                     May 3, 2001
               GENUITY DELIVERS 21 PERCENT ANNUAL REVENUE GROWTH;
                              BEATS EPS ESTIMATES

                 Outlines Steps to Address Economic Conditions

Woburn, Mass. -- Genuity Inc. (NASDAQ: GENU) today announced first quarter 2001 results with revenues of $299 million in the quarter, an increase of 21 percent over last year's first quarter, reflecting increases in all major service lines, including 53 percent growth in Hosting and Value-Added Services.

First quarter 2001 pro forma loss per share, assuming full conversion of Class B common stock, was $0.30, favorable to the analysts' consensus estimate. Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was a loss of $199 million, an increase of 38 percent as compared to the same period last year, and a 4 percent improvement over the prior quarter. Net loss for the quarter was $292 million compared with a loss of $210 million for the same quarter last year, primarily due to continued investment in network infrastructure and new marketing and sales initiatives.

"While we met our revenue and EPS targets for the quarter, we have seen enterprise customers extend the time to make buying decisions as they justify the return on investment (ROI) associated with their IT spending plans. This has resulted in slower new order growth in the current period," said Genuity Chairman and CEO Paul R. Gudonis. "Recognizing the current economic climate, we have taken steps to reduce our capital spending and our ongoing expense level - including an employee reduction of approximately 12 percent. At the same time, we are announcing that Verizon has agreed to provide credit support for Genuity to raise up to $2 billion in new long-term capital. As we move through 2001, we will manage our business assuming slower economic growth until we see a sustained market turnaround. These steps solidify our long-term financial strength, and position us to effectively capture future growth opportunities."

CONTINUED YEAR-OVER-YEAR REVENUE GROWTH IN ALL SERVICE LINES
Revenues in the quarter increased 21 percent over the first quarter of the previous year (52 percent excluding AOL).

Genuity's total access revenues grew 15 percent as compared to last year's first quarter, and 68 percent, or $51 million, excluding AOL. This growth reflected a 42 percent increase in dedicated access, and a 25 percent increase in non-AOL dial-up revenues.

DSL revenues in the quarter were $31 million compared with $5 million in the prior year quarter, reflecting a more than 500 percent increase in subscribers. These increases were achieved despite actions taken in the latter half of the fourth quarter to turn off certain customers due to their credit status.

Domestic revenues from AOL decreased 20 percent from the previous year quarter, and were almost flat sequentially from the fourth quarter of 2000, due to contractual price reductions entered into in late 1999, which became effective September 1, 2000. Total AOL revenues (domestic and international) now represent 32 percent of total Genuity revenue, compared to 46 percent in last year's first quarter.

Hosting and Value-Added Services revenues grew 53 percent over the same quarter last year and 14 percent sequentially from the prior quarter. Hosting revenue growth was 48 percent or $10 million, which includes sales of Genuity's Black Rocket eBusiness Network Platform. This increase was primarily the result of new orders won together with our ePartners.

International services revenues increased 79 percent, or $8 million, over the prior year quarter, resulting, in part, from our new AOL contract in Japan, which began in the second quarter of 2000. Transport revenues grew 9 percent, or nearly $2 million, as compared with the same quarter last year.

Total revenues declined 4 percent sequentially, due in part to the impact of non-recurring revenue items recorded in the fourth quarter of 2000, and credit actions taken at that time. Normalizing for these items, overall sequential revenue grew 8 percent, or $22 million, in the first quarter.

OPERATIONAL HIGHLIGHTS
First quarter operational highlights include:

 .  Added new customers such as Metal Spectrum (managed hosting), Tmanage (DSL),
   Em3 (Black Rocket), Fortune City Ltd. (managed hosting), TriMax Technologies (Black Rocket), Elliot Health Systems (managed hosting) and Click4Care (Black Rocket).

 .  Signed new contracts totaling approximately $86 million in First-year
   Contract Value (FCV).

 . The average size of new hosting contracts increased 118 percent in the first quarter of 2001 to $396,000 compared with $182,000 during the first quarter of 2000. This represents a sequential increase of 39 percent over the fourth quarter of 2000.

 . Sold six new Black Rocket eBusiness Network Platforms during the quarter with an average deal size of approximately $600,000. Since launching this service last year, Genuity has sold 24 Black Rockets, and provisioned 17, all within the 10-day commitment period.

 . Launched eServices Consulting, a portfolio of value-added service offerings focused on infrastructure migration, architecture, performance and security. Our eServices "Rocket Engineers" complement the efforts of partner system integrators and applications providers, and offer enterprises effective planning and implementation processes for their eBusiness initiatives.

 . Entered into a technology and marketing alliance with EMC Corporation that will enable expansion of product integration efforts and joint product development. Genuity now offers managed EMC Symmetrix Enterprise Storage systems and software as part of Black Rocket hosting service and the two companies will market this combined offer through the EMC xSperience Provider program.

 . Increased dedicated access connections by 14 percent from the previous year, to 4,100 in the first quarter, with average annual revenue per connection increasing 15 percent to approximately $47,800. Increased network service delivery points in the quarter to 251, a 27 percent increase from the first quarter last year.

 .  Announced the availability of one of the industry's largest capacity Managed
   Wavelength Services (MWS). This 10 Gbs MWS is being offered to carriers and ISPs as an economic alternative to building and supporting carrier networks.

 . Grew DSL subscribers to 324,800, a 41 percent sequential increase from the fourth quarter of 2000.

 . During the quarter, Genuity's Tier 1 network infrastructure delivered on our Service Level Agreements (SLAs), never losing service in a single POP or data center, despite experiencing an earthquake in Seattle, rolling brownouts in California, and a severe three-day winter storm in the Northeast.

FINANCIAL HIGHLIGHTS

 . Excluding AOL, total revenue increased 52 percent over the first quarter of last year.

 . Cost of Sales increased 22 percent and 2 percent over the first and fourth quarter of last year, respectively. The increase over the first quarter of last year is due primarily to the continued geographic expansion of our network to provide access to a broader base of customers. The increase in Cost of Sales over the fourth quarter last year is the result of higher cost of leased circuits. This increase in Cost of Sales, coupled with the lower revenue in the first quarter, adversely affected gross margin by $19 million.

 . Selling, General & Administrative (SG&A) expenses increased 41 percent over the prior year as the company continued to ramp up its marketing and branding efforts, and expand sales. SG&A decreased by 15 percent, or $27 million from the prior quarter. Net of provisions for bad debts in both quarters, SG&A expenses declined $11 million, or 7 percent sequentially.

 . Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter was a loss of $199 million. Depreciation and Amortization of $94 million in the quarter was an increase of $40 million versus last year's quarter, and an increase of $2 million sequentially.

 . Capital expenditures during the first quarter were $151 million, which was $12 million, or 7 percent, lower than the first quarter of 2000. Sequentially, capital expenditures were down $637 million from fourth quarter 2000 spending levels.

2001 OUTLOOK

"This is the first economic slowdown that the Internet services market has experienced. The demise of the many dot-coms that didn't have sustainable business models has affected the demand and supply equation in our industry. While Genuity did not have a large exposure to dot-coms, we have been affected by this industry adjustment and the overall economic slowdown," said Paul R. Gudonis. "The general economic uncertainty has also caused many potential enterprise customers to rationalize their eBusiness purchases with an increasing emphasis on ROI. This renewed emphasis on cost-savings plays well to our strengths, as it is more economical for our customers to move enterprise-wide applications onto the Internet. As more of these decisions take place, we expect that our eBusiness solutions will continue to penetrate the market. With our existing infrastructure, access to capital, strong ePartner channels and ability to execute, we're well-positioned to capture a large share of the future growth expected in this still-young industry," concluded Gudonis.

2001 GUIDANCE

As a result of the slower-growing economy, Genuity is projecting annual revenue of $1.30 billion to $1.35 billion, a reduction from its previous revenue projection. Taking into account the revenue change and the steps the company has made this quarter, Genuity's first full quarter of positive gross margin is expected to be in the fourth quarter of this year. EBITDA loss for the year is expected to be in the range of $675 million to $700 million, and EPS loss will be in the $1.30 to $1.35 range, an improvement over the previous guidance of a loss of $1.35 to $1.40.

To accomplish these results Genuity has implemented the following actions:

 . Announced a streamlining of the company, resulting in an employee reduction of approximately 12 percent of Genuity's full-time employee population and greater than one-third of all contractor positions, resulting in a reduction of 14 percent of the full time equivalent workforce.

 . Reduced its capital expenditures for the year to $1.4 billion, as compared to its previous guidance of $2.2 billion. Genuity's capital expenditures are demand-based and, to date, the company has made significant infrastructure investments in its Tier 1 network and world-class Web hosting centers.
   Genuity will continue to focus on maximizing its return on assets and ensuring that shareholder value is created through future capital investments.

FUNDING
Genuity currently has $4.75 billion of funding sources available. This provides Genuity with an exceptionally strong financial base to continue to grow the business and capitalize on market opportunities. These are opportunities that competitors with weaker financial positions may not be able to pursue.

Genuity is committed to executing its business plan to the point of free cash flow break-even within the sources of capital available to it today. The near-term financing plan is to continue to borrow on a short-term basis from Verizon. To that end, Verizon has agreed to amend its credit agreement with Genuity to increase from $500 million to $900 million the principal amount that may be borrowed, as well as to extend the final maturity from May 31, 2001 to December 31, 2001. Additionally, Verizon has agreed to provide Genuity with $2 billion of credit enhancements for financing transactions with terms of up to five years. The proceeds of the future longer-term financings will be used to retire the short-term facility.


ABOUT GENUITY

Genuity is a leading Internet infrastructure services provider and the only company in the industry to offer an eBusiness Network Platform. Genuity combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security, to develop a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenues of more than $1 billion, Genuity (NASDAQ: GENU) is a global company with offices and partnerships throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.

                                     # # #

A copy of this release and associated tables can be found on the Internet at www.genuity.com.

Genuity will discuss its first quarter results at 9:00 am (EDT) on May 3, 2001. Individual investors may listen in on the call by dialing 212-896-6019, (a toll call) or via the Web by going to www.genuity.com/irevent.


                           FORWARD-LOOKING STATEMENTS
                           --------------------------

This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.


These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to the company's future revenues, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; successfully maintaining and continuing to strengthen our brand recognition; and expansions relating to our capacity and network infrastructure.

For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's Annual Report on Form 10-K, as filed with the Securities and Exchange commission on March 30, 2001, which discusses in greater detail the important factors that could cause actual results to differ materially.

The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.

                                     # # #


Copyright 2001 Genuity Inc. All Rights Reserved. Genuity and Black Rocket are trademarks of Genuity Inc. All other trademarks are the property of their respective owners.

GENUITY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------
(in thousands, except per share amounts)                              Unaudited




                                                                  FIRST QUARTER
                                                ---------------------------------------------------
                                                     2001                2000             % CHANGE
                                                --------------     ----------------     -----------

REVENUES
      Access                                         $ 218,104            $ 189,519            15.1%
      Hosting and Value-added services                  38,683               25,222            53.4%
      Transport                                         25,662               23,625             8.6%
      International                                     17,018                9,486            79.4%
                                                --------------     ----------------
TOTAL REVENUES                                         299,467              247,852            20.8%

OPERATING EXPENSES
      Cost of sales                                    345,253              283,928            21.6%
      Selling, general and administrative              153,046              108,336            41.3%
      Depreciation and amortization                     93,525               53,786            73.9%
                                                --------------     ----------------
TOTAL OPERATING EXPENSES                               591,824              446,050            32.7%

OPERATING LOSS                                        (292,357)            (198,198)           47.5%

OTHER INCOME (EXPENSE)
      Interest income (expense), net                     1,215               (2,973)            n/m
      Other - net                                         (182)              (8,067)            n/m
                                                --------------     ----------------
LOSS BEFORE INCOME TAXES                              (291,324)            (209,238)           39.2%
      Income taxes                                       1,026                  588            74.5%
                                                --------------     ----------------
NET LOSS                                             $(292,350)           $(209,826)           39.3%
                                                ==============     ================


PRO FORMA PER SHARE DATA (1):
      Loss Per Share                                    $(0.30)              $(0.26)            n/m

      Common Shares Outstanding
      At the End of the Period                         973,913              800,000

REPORTED PER SHARE DATA:
      Basic and Diluted Loss per
      Common Share                                      $(1.52)             $(11.49)            n/m

      Basic and Diluted Weighted-Average
      Common Shares Outstanding                        192,169               18,256

------------------------------------------------
(1) Pro Forma per Share Data is based on the assumed conversion of the Class B common stock into 800 million shares of Class C common stock at the end of each period presented. The ability of Verizon to convert its Class B common stock is limited by an FCC order which addresses, among other things, its ownership in Genuity. See Genuity Inc.'s Form 10-K for a detailed discussion of the conditions surrounding this conversion.

n/m = not meaningful

GENUITY INC.
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
(in thousands)                                                        Unaudited






                                                                        FIRST QUARTER
                                                        ---------------------------------------------
                                                              2001            2000      % CHANGE
                                                        ---------------------------------------------

Financial data
     EBITDA

        Operating loss                                        $(292,357)      $(198,198)         47.5%
        Depreciation and amortization                            93,525          53,786          73.9%
                                                        -------------------------------
                     EBITDA                                   $(198,832)      $(144,412)         37.7%
                                                        ===============================
                     EBITDA Margin                                  (66%)           (58%)
                                                        ===============================

     Capital Expenditures 1
     -

        Access                                                $  39,071       $  27,519          42.0%
        Hosting and Value-added services                          7,361          20,472         -64.0%
        GNI/Transport                                            75,666         103,785         -27.1%
        International                                               864           2,539         -66.0%
        Other                                                    28,180           8,778         221.0%
                                                        -------------------------------
                     Total capital expenditures               $ 151,142       $ 163,093          -7.3%
                                                        ===============================


     Depreciation and Amortization

        Access                                                $  16,988       $  11,954          42.1%
        Hosting and Value-added services                          9,209           4,213         118.6%
        GNI/Transport                                            48,120          22,436         114.5%
        International                                             2,019              71        2743.7%
        Other                                                    17,189          15,112          13.7%
                                                        -------------------------------
                     Total depreciation and amortization      $  93,525       $  53,786          73.9%
                                                        ===============================

      --------------------------------------------------
        1 Includes accruals and capital leases, excludes capitalized software

GENUITY INC.
SELECTED KEY PERFORMANCE INDICATORS
-------------------------------------------------------------------------------
(dollars in thousands)                                                 Unaudited








                                                                                           AT MARCH 31,
                                                                     -------------------------------------------------------
                                                                          2001         2000           CHANGE     % CHANGE
                                                                     -------------------------        ----------------------
ACCESS
      Dedicated
          # of Installed Connections                                        4,100        3,600               500          14%
          Annualized Average Revenue per Installed Connection               $47.8        $41.6              $6.2          15%

      Dial-up
         # of Installed Modems                                            963,768      652,459           311,309          48%
         % of Modems on GNI                                                    33%          16%          1700 bp         n/m

      Broadband
         Total Subscribers                                                324,876       44,261           280,615         634%

      AOL as % of Total Revenue (1)                                            32%          46%         -1400 bp         n/m

HOSTING
      Managed Customers                                                       346          255                91          36%

      Gross Data Center Square Feet Under Agreement (K)                       389           72               317         440%


INTERNATIONAL
      # of Installed Connections                                              209          146                63          43%

SALES FORCE
      # of Direct Quota-Carrying Personnel                                    443          350                93          27%




Notes:
  (1) A reduction in this item is considered favorable to GENUITY.

GENUITY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(in thousands)                                                         Unaudited



                                                                              MARCH 31,           DECEMBER 31,
                                                                                2001                  2000
                                                                         -----------------    ------------------

ASSETS
       CURRENT ASSETS
         Cash and cash equivalents                                              $  160,772            $  868,926
         Accounts receivable, net                                                  340,219               369,460
         Other current assets                                                       59,364                51,600
                                                                         -----------------    ------------------
         TOTAL CURRENT ASSETS                                                      560,355             1,289,986
       Property, plant and equipment, net                                        3,082,339             3,009,706
       Goodwill and other intangibles, net                                         527,275               526,449
       Other assets                                                                 67,711                73,184
                                                                         -----------------    ------------------
       TOTAL ASSETS                                                             $4,237,680            $4,899,325
                                                                         =================    ==================



LIABILITIES AND STOCKHOLDERS' EQUITY
       CURRENT LIABILITIES
              Short-term obligations                                            $  235,376            $   35,514
              Accounts payable                                                      77,415               442,874
              Other current liabilities                                            394,134               588,197
                                                                         -----------------    ------------------
              TOTAL CURRENT LIABILITIES                                            706,925             1,066,585
       Long-term liabilities                                                        58,846                66,855
                                                                         -----------------    ------------------
       TOTAL LIABILITIES                                                           765,771             1,133,440

       STOCKHOLDERS' EQUITY                                                      3,471,909             3,765,885
                                                                         -----------------    ------------------
       TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY                                                   $4,237,680            $4,899,325
                                                                         =================    ==================





GENUITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(in thousands)                                                         Unaudited




                                                                                            FIRST QUARTER
                                                                                       2001                   2000
                                                                               -----------------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net loss                                                                        $(292,350)             $(209,826)
       Adjustments to reconcile net loss to net cash  used in  operations:
           Depreciation and amortization                                                  93,525                 53,786
           Changes in current assets and current liabilities                             (56,225)                40,183
           Other, net                                                                      2,306                 (5,374)
                                                                               -----------------     ------------------
       NET CASH USED IN OPERATING ACTIVITIES                                            (252,744)              (121,231)
                                                                               -----------------     ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Capital  expenditures                                                            (612,188)              (210,895)
       Capitalized software                                                              (36,734)                (1,408)
                                                                               -----------------     ------------------
       NET CASH USED IN INVESTING ACTIVITIES                                            (648,922)              (212,303)
                                                                               -----------------     ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
       Proceeds from short-term borrowings                                               200,000                      -
       Contributions from GTE                                                                  -                487,947
       Other                                                                              (6,488)              (143,339)
                                                                               -----------------     ------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                                         193,512                344,608
                                                                               -----------------     ------------------
       NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (708,154)                11,074


CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           868,926                  6,044
                                                                               -----------------     ------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                               $ 160,772              $  17,118
                                                                               =================     ==================

